Exhibit 99.1

                        J & J Snack Foods Reports Record
                First Quarter Sales And 26% Increase in Earnings


    PENNSAUKEN, N.J.--(BUSINESS WIRE)--Jan. 25, 2007--J & J Snack
Foods Corp. (NASDAQ:JJSF) today announced record sales and earnings for the first quarter ended December 30, 2006.

    Sales increased 5% to $114.1 million from $108.6 million in last year's first quarter. Net earnings increased 26% to $3.8 million in the current quarter from $3.0 million last year. Earnings per diluted share were $.20 for the first quarter compared to $.16 last year. Operating income increased 22% to $5.1 million in the current quarter from $4.2 million in the year ago quarter.

    Gerald B. Shreiber, J & J's President and Chief Executive Officer, commented, "All of our business units contributed to the successful quarter. We are hopeful of continuing this performance for this fiscal year and beyond."

    J & J Snack Foods Corp.'s principal products include SUPERPRETZEL, PRETZEL FILLERS and other soft pretzels, ICEE, SLUSH PUPPIE and ARCTIC BLAST frozen beverages, LUIGI'S, MAMA TISH'S, SHAPE UPS, MINUTE MAID* and BARQ'S** and CHILL*** frozen juice bars and ices, TIO PEPE'S churros, THE FUNNEL CAKE FACTORY funnel cakes, and MRS. GOODCOOKIE, CAMDEN CREEK, COUNTRY HOME and READI-BAKE cookies. J & J has manufacturing facilities in Pennsauken, Bridgeport and Bellmawr, New Jersey; Scranton, Hatfield and Chambersburg, Pennsylvania; Carrollton, Texas; Atlanta, Georgia and Vernon, (Los Angeles) California.

    *MINUTE MAID is a registered trademark of The Coca-Cola Company.

    **BARQ'S is a registered trademark of Barq's Inc.

    ***CHILL is a registered trademark of Wells Dairy, Inc.




                                 Consolidated Statement of Operations
                                --------------------------------------
                                          Three Months Ended
                                --------------------------------------
                                   December 30,        December 24,
                                      2006                2005
                                ------------------  ------------------
                                             (unaudited)
                                            (in thousands)

Net sales                       $         114,142   $         108,571
Cost of goods sold                         78,894              75,454
                                ------------------  ------------------
   Gross profit                            35,248              33,117
Operating expenses                         30,113              28,920
                                ------------------  ------------------
Operating income                            5,135               4,197
Other income                                  956                 674
                                ------------------  ------------------
   Earnings before income taxes             6,091               4,871
Income taxes                                2,286               1,861
                                ------------------  ------------------
   Net earnings                 $           3,805   $           3,010
                                ==================  ==================

Earnings per diluted share      $             .20   $             .16
Earnings per basic share        $             .21   $             .16
Weighted average number of
 diluted shares                            18,895              18,697
Weighted average number of
 basic shares                              18,539              18,328



                                     Consolidated Balance Sheets
                                --------------------------------------
                                December 30, 2006   September 30, 2006
                                ------------------  ------------------
                                             (unaudited)
                                            (in thousands)

Current assets                  $         166,843   $         172,244
Property, plant & equipment,
 net                                       85,619              85,447
Goodwill                                   57,948              57,948
Other intangibles, net                     22,191              22,669
Other assets                                5,485               2,500
                                ------------------  ------------------
   Total                        $         338,086   $         340,808
                                ==================  ==================


Current liabilities             $          53,024   $          59,089
Deferred income taxes                      18,211              18,211
Other long term obligations                   614                 635
Stockholders' equity                      266,237             262,873
                                ------------------  ------------------
   Total                        $         338,086   $         340,808
                                ==================  ==================



    The forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof. The Company undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof.



    CONTACT: J & J Snack Foods Corp.
             Dennis G. Moore, 856-665-9533, x 268